NC

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Proxy Results - ML North Carolina Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: March 28, 2002
3rd Meeting Date: May 10, 2002
4th Meeting Date: May 31, 2002
5th Meeting Date: July 12, 2002
6th Meeting Date: July 24, 2002

As of: July 24, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted

Proposal 2
2) Merger of ML North Carolina Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-39,664	3,258,375	2,172,250	2,211,914	394,232	297,409	2,903,555

Class B

Proposal 2
2) Merger of ML North Carolina Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-63,102	2,089,171	1,392,781	1,455,883	227,094	146,951	1,829,928

Class C

Proposal 2
2) Merger of ML North Carolina Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-15,492	187,573	125,049	140,541	26,920	15,102	182,563

Class D

Proposal 2
2) Merger of ML North Carolina Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	9,151	412,106	274,737	265,586	113,712	26,680	405,978

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada